Exhibit 99.1

FOR IMMEDIATE RELEASE

CABLEVISION SYSTEMS CORPORATION

REPORTS THIRD QUARTER 2010 RESULTS

Bethpage, N.Y., November 4, 2010 - Cablevision Systems Corporation (NYSE:CVC) today reported financial results for the third quarter ended September 30, 2010.

Third quarter consolidated net revenues grew 5.6% to $1.808 billion compared to the prior year period, reflecting solid revenue growth in Telecommunications Services and Rainbow, offset slightly by a decline at Newsday.  Consolidated adjusted operating cash flow (“AOCF”)(1) grew 3.6% to $661.7 million and consolidated operating income grew 8.3% to $401.2 million, both compared to the prior year period.  Third quarter 2009 AOCF and operating income include favorable adjustments of $25.7 million relating to the resolution of regulatory and legal matters at Cable.  If excluded, consolidated AOCF and operating income would have grown 8.0% and 16.4%, respectively, compared to the prior year period.

Operating highlights for the third quarter 2010 include:

•                  Year-to-date Consolidated Free Cash Flow from Continuing Operations(1) of $656.4 million

•                  Average Monthly Revenue per Basic Video Customer (“RPS”) of $149.04 in the third quarter of 2010

•                  Cable advertising revenue growth of 30.2% in the third quarter of 2010, compared to the prior year period.

Cablevision President and CEO James L. Dolan commented:  “Cablevision continued to perform well in the third quarter as the ongoing strength of our core businesses led to solid increases in both revenue and AOCF.  The company’s cable operations generated a significant increase in advertising revenue of 30 percent, while continuing to enjoy industry-leading penetration rates.   Meanwhile, Rainbow achieved double-digit revenue growth for the third quarter thanks to impressive gains in both advertising and affiliate revenue.   Also noteworthy this quarter, Cablevision generated an additional $225 million in free cash flow, bringing our year-to-date number to $656 million,” concluded Mr. Dolan.

Results from Continuing Operations(2)

Segment results for the quarters ended September 30, 2010 and 2009 are as follows:

	Revenues, Net		AOCF		Operating Income (Loss)
$ millions	Q3 2010	Q3 2009	Q3 2010	Q3 2009	Q3 2010	Q3 2009

Telecommunications	$1,433.5	$1,362.0	$591.9	$575.0	$378.1	$354.3
Rainbow	291.4	260.1	96.4	85.9	63.0	53.4
Newsday	76.5	79.9	4.0	5.6	(1.7)	(0.8)
Other (including eliminations)	6.2	9.2	(30.6)	(28.0)	(38.2)	(36.5)
Total Company	$1,807.6	$1,711.2	$661.7	$638.5	$401.2	$370.4

(1)                    See definition of adjusted operating cash flow (“AOCF”) and Consolidated Free Cash Flow from Continuing Operations included in the discussion of non-GAAP financial measures on page 4 of this earnings release.

(2)                    Operating results of Madison Square Garden are included in discontinued operations for all periods presented as applicable.

Telecommunications Services — Cable Television and Lightpath

Telecommunications Services includes Cable Television — Cablevision’s “Optimum” branded video, high-speed data, and voice residential and commercial services offered over its cable infrastructure — and its “Optimum Lightpath” branded commercial data and voice services.

Telecommunications Services net revenues for the third quarter 2010 rose 5.2% to $1.433 billion, AOCF grew 2.9% to $591.9 million and operating income increased 6.7% to $378.1 million, all compared to the prior year period.  Third quarter 2009 AOCF and operating income include favorable adjustments of $25.7 million relating to the resolution of regulatory and legal matters at Cable.  Excluding these items, the growth in AOCF and operating income would have been 7.8% and 15.1%, respectively.

Cable Television

Cable Television third quarter 2010 net revenues increased 4.8% to $1.366 billion, AOCF rose 2.3% to $563.3 million and operating income increased 6.3% to $372.4 million, each compared to the prior year period.  The third quarter 2010 increases in net revenues, AOCF and operating income were principally driven by the twelve month growth in digital video, high-speed data, and voice customers as well as higher rates.  (Third quarter 2009 AOCF and operating income include the items discussed above.  Excluding these items, the growth in AOCF and operating income would have been 7.3% and 14.8%, respectively.)

The third quarter 2010 results reflect:

•                  Basic video customers down 24,500 or 0.8% from June 2010 and down 23,500 or 0.8% from September 2009

•                  iO: Interactive Optimum digital video customers down 4,200 or 0.1% from June 2010 and up 33,700 or 1.2% from September 2009

•                  Optimum Online high-speed data customers up 9,600 or 0.4% from June 2010 and 125,000 or 5.0% from September 2009

•                  Optimum Voice customers up 9,300 or 0.4% from June 2010 and 128,000 or 6.4% from September 2009

•                  Revenue Generating Units down 9,800 or 0.1% from June 2010 and up 263,200 or 2.5% from September 2009

•                  Cable Television RPS of $149.04, down $0.08 or 0.1% from the second quarter of 2010 and up $8.01 or 5.7% from the third quarter of 2009.

Optimum Lightpath

For third quarter 2010, Lightpath net revenues increased 12.1% to $72.9 million, AOCF increased 18.6% to $28.5 million and operating income increased 38.0% to $5.7 million, each as compared to the prior year period.  The improved results were driven primarily by a 33.1% increase in revenue from Ethernet services offset in part by higher operating expenses to support the increase in Ethernet installations.

Rainbow

Rainbow consists of Rainbow National Services (“RNS”) — AMC, WE tv and IFC — as well as Other Programming which includes:  Sundance Channel, News 12 Networks, IFC Entertainment, Rainbow Network Communications, Rainbow Advertising Sales Corp. and other Rainbow ventures.

Rainbow net revenues for the third quarter of 2010 increased 12.0% to $291.4 million, AOCF rose 12.2% to $96.4 million, and operating income grew 18.1% to $63.0 million, all compared to the prior year period.

AMC/WE tv/IFC

Third quarter 2010 net revenues grew 10.7% to $228.2 million, AOCF rose 3.8% to $99.5 million, and operating income grew 3.9% to $82.3 million, each compared to the prior year period.

The third quarter 2010 AOCF results reflect:

•                  Viewing subscriber increases of 2.8% at AMC, 2.5% at IFC and 2.8% at WE tv, all compared to September 2009

•                  A 12.9% increase in advertising revenue, as compared to the prior year period, driven principally by higher pricing at AMC and WE tv

•                  A 16.6% increase in operating costs compared to the prior year period, primarily due to increased programming and marketing costs at AMC.

Other Programming

Third quarter 2010 net revenues increased 13.5% to $68.3 million, AOCF deficit improved 68.4% to a deficit of $3.1 million and operating loss improved 25.5% to a loss of $19.3 million, all as compared to the prior year period.  Revenue growth was primarily due to increases at Sundance Channel, IFC Entertainment and News 12 Networks.  Improved operating results were primarily driven by the aforementioned increase in revenue as well as lower litigation costs relating to VOOM.

Newsday

The Newsday segment consists of Newsday, a daily newspaper that primarily serves Long Island; amNewYork, a free daily serving New York City; various Internet properties including Newsday.com; and Star Community Publishing, a group of weekly shopper publications.

Newsday’s third quarter 2010 net revenues decreased 4.3% to $76.5 million, AOCF decreased 28.3% to $4.0 million and operating loss increased $0.9 million to a loss of $1.7 million, all compared to the prior year period.  The revenue decline was primarily driven by a 7.6% decrease in advertising revenue.  The decrease in AOCF was due to the revenue decline partially offset by lower compensation costs.

Other Matters

On November 3, 2010, the Board of Directors of Cablevision declared a quarterly dividend of $0.125 per share on each outstanding share of both its Cablevision NY Group Class A Stock and its Cablevision NY Group Class B Stock.  This quarterly dividend is payable on December 6, 2010 to shareholders of record at the close of business on November 15, 2010.

Non-GAAP Financial Measures

We define adjusted operating cash flow (“AOCF”), which is a non-GAAP financial measure, as operating income (loss) before depreciation and amortization (including impairments), excluding share-based compensation expense or benefit and restructuring charges or credits.  Because it is based upon operating income (loss), AOCF also excludes interest expense (including cash interest expense) and other non-operating income and expense items.  We believe that the exclusion of share-based compensation expense or benefit allows investors to better track the performance of the various operating units of our business without regard to the distortive effects of fluctuating stock prices in the case of stock appreciation rights and, in the case of restricted shares and stock options, the settlement of an obligation that is not expected to be made in cash.

We present AOCF as a measure of our ability to service our debt and make continuing investments, including in our capital infrastructure.  We believe AOCF is an appropriate measure for evaluating the operating performance of our business segments and the company on a consolidated basis.  AOCF and similar measures with similar titles are common performance measures used by investors, analysts and peers to compare performance in our industry.  Internally, we use net revenues and AOCF measures as the most important indicators of our business performance, and evaluate management’s effectiveness with specific reference to these indicators.  AOCF should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), cash flows from operating activities, and other measures of performance and/or liquidity presented in accordance with U.S. generally accepted accounting principles (“GAAP”).  Since AOCF is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies.  For a reconciliation of AOCF to operating income (loss), please see page 5 of this release.

We define Consolidated Free Cash Flow from Continuing Operations, (“Free Cash Flow”), which is a non-GAAP financial measure, as net cash from operating activities (continuing operations) less capital expenditures (continuing operations), both of which are reported in our Consolidated Statement of Cash Flows.  Net cash from operating activities excludes net cash from operating activities of our discontinued operations.  We believe the most comparable GAAP financial measure of our liquidity is net cash from operating activities.  We believe that Free Cash Flow is useful as an indicator of our overall liquidity, as the amount of Free Cash Flow generated in any period is representative of cash that is available for debt repayment and other discretionary and non-discretionary cash uses.  It is also one of several indicators of our ability to make investments and/or return capital to our shareholders. We also believe that Free Cash Flow is one of several benchmarks used by analysts and investors who follow our industry for comparison of our liquidity with other companies in our industry, although our measure of Free Cash Flow may not be directly comparable to similar measures reported by other companies.

COMPANY DESCRIPTION

Cablevision Systems Corporation is one of the nation’s leading telecommunications, media and entertainment companies.  In addition to its Optimum-branded cable, Internet, and voice offerings, the company owns and operates News 12 Networks, MSG Varsity and Newsday Media Group.  Cablevision’s assets also include Rainbow Media Holdings LLC and its programming and entertainment businesses, AMC, IFC, Sundance Channel, WE tv and IFC Entertainment, as well as Clearview Cinemas.  Additional information about Cablevision is available on the Web at http://www.cablevision.com.

This earnings release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results or developments may differ materially from those in the forward-looking statements as a result of various factors, including financial community and rating agency perceptions of the company and its business, operations, financial condition and the industries in which it operates and the factors described in the company’s filings with the Securities and Exchange Commission, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein.  The company disclaims any obligation to update any forward-looking statements contained herein.

Contacts:	Charles Schueler	Patricia Armstrong
	Executive Vice President	Senior Vice President
	Media and Community Relations	Investor Relations
	(516) 803-1013	(516) 803-2270

Cablevision’s Web site:  www.cablevision.com

The conference call will be Webcast live today at 10:00 a.m. ET

Conference call dial-in number is (888) 694-4641/ Conference ID Number 18672455

Conference call replay number (706) 645-9291/ Conference ID Number 18672455 until November 11, 2010

CABLEVISION SYSTEMS CORPORATION

CONDENSED CONSOLIDATED OPERATIONS DATA AND RECONCILIATION

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010(a)	2009(a)	2010(a)	2009(a)

Revenues, net	$1,807,551	$1,711,245	$5,362,132	$5,079,714

Adjusted operating cash flow	$661,748	$638,454	$1,949,764	$1,827,181
Share-based compensation expense	(15,633)	(14,745)	(45,348)	(47,271)
Restructuring (expense) credit	568	(1,834)	667	(5,690)
Operating income before depreciation and amortization	646,683	621,875	1,905,083	1,774,220
Depreciation and amortization (including impairments)	245,497	251,498	732,041	772,962
Operating income	401,186	370,377	1,173,042	1,001,258
Other income (expense):
Interest expense, net	(194,501)	(182,438)	(584,263)	(561,804)
Gain on sale of programming interests, net	103	455	307	1,674
Gain (loss) on investments, net	15,326	51,543	26,254	(349)
Loss on equity derivative contracts, net	(7,060)	(43,833)	(9,801)	(1,095)
Loss on interest rate swap contracts, net	(24,921)	(44,146)	(81,801)	(63,975)
Loss on extinguishment of debt and write-off of deferred financing costs(b)	—	—	(110,049)	(22,044)
Miscellaneous, net	431	240	857	569
Income from continuing operations before income taxes	190,564	152,198	414,546	354,234
Income tax expense	(78,201)	(59,942)	(162,792)	(157,436)
Income from continuing operations	112,363	92,256	251,754	196,798
Income (loss) from discontinued operations, net of income taxes	—	6,343	(4,122)	9,878
Net income	112,363	98,599	247,632	206,676
Net loss (income) attributable to noncontrolling interests	(302)	343	(547)	491
Net income attributable to Cablevision Systems Corporation shareholders	$112,061	$98,942	$247,085	$207,167

Basic net income (loss) per share attributable to Cablevision Systems Corporation shareholders:
Income from continuing operations	$0.38	$0.32	$0.85	$0.68
Income (loss) from discontinued operations	$—	$0.02	$(0.01)	$0.03
Net income	$0.38	$0.34	$0.84	$0.71
Basic weighted average common shares (in thousands)	293,671	292,346	294,438	291,418

Diluted net income (loss) per share attributable to Cablevision Systems Corporation shareholders:
Income from continuing operations	$0.37	$0.31	$0.83	$0.66
Income (loss) from discontinued operations	$—	$0.02	$(0.01)	$0.03
Net income	$0.37	$0.33	$0.82	$0.70
Diluted weighted average common shares (in thousands)	302,143	300,079	302,958	297,418

Amounts attributable to Cablevision Systems Corporation shareholders:
Income from continuing operations, net of income taxes	$112,061	$92,599	$251,207	$197,289
Income (loss) from discontinued operations, net of income taxes	—	6,343	(4,122)	9,878
Net income	$112,061	$98,942	$247,085	$207,167

(a)                      Operating results of Madison Square Garden are included in discontinued operations for all periods presented as applicable.

(b)                     The 2010 amount represents premiums paid to repurchase a portion of Cablevision senior notes due April 2012 and related fees associated with the tender offer and the write-off of unamortized deferred financing costs related to such repurchases.

CABLEVISION SYSTEMS CORPORATION

CONDENSED CONSOLIDATED OPERATIONS DATA AND RECONCILIATION (Cont’d)

(Dollars in thousands, except per share data)

(Unaudited)

ADJUSTMENTS TO RECONCILE ADJUSTED OPERATING CASH FLOW TO

OPERATING INCOME (LOSS)

The following is a description of the adjustments to operating income (loss) in arriving at adjusted operating cash flow included in this earnings release:

•                  Depreciation and amortization (including impairments).  This adjustment eliminates depreciation and amortization and impairments of long-lived assets in all periods.

•                  Restructuring credit (expense).  This adjustment eliminates the expense or credit associated with restructuring activities related to the elimination of positions, facility realignment, asset impairments and other related activities in all periods.

•                  Share-based compensation benefit (expense).  This adjustment eliminates the compensation benefit (expense) relating to stock options, stock appreciation rights, restricted stock, and restricted stock units granted under our employee stock plans and non-employee director plans in all periods.

CONSOLIDATED FREE CASH FLOW FROM CONTINUING OPERATIONS(b)

	Nine Months Ended September 30,
	2010(a)	2009(a)

Net cash provided by operating activities(c)	$1,238,795	$1,141,096
Less: capital expenditures(d)	(582,395)	(545,920)
Consolidated free cash flow from continuing operations	$656,400	$595,176

(a)                      Operating results of Madison Square Garden are included in discontinued operations for all periods presented as applicable.  Discontinued operations used a total of $9.2 million in cash for the nine months ended September 30, 2010 and provided a total of $19.9 million in cash for the nine months ended September 30, 2009.

(b)                     See non-GAAP financial measures on page 4 of this release for a definition and discussion of Free Cash Flow from continuing operations.

(c)                      The level of net cash provided by operating activities will continue to depend on a number of variables in addition to our operating performance, including the amount and timing of our interest payments and other working capital items.

(d)                     See page 11 of this release for additional details relating to capital expenditures.

CABLEVISION SYSTEMS CORPORATION

CONSOLIDATED RESULTS FROM CONTINUING OPERATIONS

(Dollars in thousands)

(Unaudited)

REVENUES, NET

	Three Months Ended September 30,		%
	2010(a)	2009(a)	Change

Cable Television	$1,365,965	$1,303,074	4.8%
Optimum Lightpath	72,946	65,077	12.1%
Eliminations(b)	(5,461)	(6,191)	11.8%
Total Telecommunications	1,433,450	1,361,960	5.2%
AMC/WE tv/IFC	228,157	206,175	10.7%
Other Programming(c)	68,300	60,166	13.5%
Eliminations(b)	(5,073)	(6,236)	18.6%
Total Rainbow	291,384	260,105	12.0%
Newsday	76,484	79,944	(4.3)%
Other(d)	19,140	21,274	(10.0)%
Eliminations(e)	(12,907)	(12,038)	(7.2)%
Total Cablevision	$1,807,551	$1,711,245	5.6%

	Nine Months Ended September 30,		%
	2010(a)	2009(a)	Change

Cable Television	$4,080,870	$3,873,477	5.4%
Optimum Lightpath	211,857	189,234	12.0%
Eliminations(b)	(16,111)	(16,467)	2.2%
Total Telecommunications	4,276,616	4,046,244	5.7%
AMC/WE tv/IFC	663,449	599,322	10.7%
Other Programming(c)	188,768	179,517	5.2%
Eliminations(b)	(15,285)	(17,140)	10.8%
Total Rainbow	836,932	761,699	9.9%
Newsday	231,278	252,032	(8.2)%
Other(d)	54,845	59,224	(7.4)%
Eliminations(e)	(37,539)	(39,485)	4.9%
Total Cablevision	$5,362,132	$5,079,714	5.6%

(a)                      Operating results of Madison Square Garden are included in discontinued operations for all periods presented as applicable.

(b)                     Represents intra-segment revenues.

(c)                      Includes News 12 Networks, VOOM HD Networks (domestic programming discontinued in January 2009), Sundance, IFC Entertainment, Rainbow Network Communications, Rainbow Advertising Sales Corp. and other Rainbow businesses.

(d)                     Represents net revenues primarily from Clearview Cinemas and PVI Virtual Media.

(e)                      Represents inter-segment revenues.

CABLEVISION SYSTEMS CORPORATION

CONSOLIDATED RESULTS FROM CONTINUING OPERATIONS

(Dollars in thousands)

(Unaudited)

ADJUSTED OPERATING CASH FLOW AND OPERATING INCOME (LOSS)

	Adjusted Operating Cash Flow			Operating Income (Loss)
	Three Months Ended September 30,		%	Three Months Ended September 30,		%
	2010(a)	2009(a)	Change	2010(a)	2009(a)	Change

Cable Television	$563,323	$550,917	2.3%	$372,393	$350,185	6.3%
Optimum Lightpath	28,548	24,075	18.6%	5,676	4,112	38.0%
Total Telecommunications	591,871	574,992	2.9%	378,069	354,297	6.7%
AMC/WE tv/IFC	99,516	95,864	3.8%	82,309	79,230	3.9%
Other Programming(b)	(3,133)	(9,927)	68.4%	(19,283)	(25,867)	25.5%
Total Rainbow	96,383	85,937	12.2%	63,026	53,363	18.1%
Newsday	3,998	5,573	(28.3)%	(1,729)	(824)	(109.8)%
Other(c)	(30,504)	(28,048)	(8.8)%	(38,180)	(36,459)	(4.7)%
Total Cablevision	$661,748	$638,454	3.6%	$401,186	$370,377	8.3%

	Adjusted Operating Cash Flow			Operating Income (Loss)
	Nine Months Ended September 30,		%	Nine Months Ended September 30,		%
	2010(a)	2009(a)	Change	2010(a)	2009(a)	Change

Cable Television	$1,694,929	$1,579,294	7.3%	$1,123,206	$966,015	16.3%
Optimum Lightpath	82,344	70,111	17.4%	16,724	9,712	72.2%
Total Telecommunications	1,777,273	1,649,405	7.8%	1,139,930	975,727	16.8%
AMC/WE tv/IFC	302,531	276,422	9.4%	251,276	224,802	11.8%
Other Programming(b)	(37,865)	(30,803)	(22.9)%	(86,854)	(83,878)	(3.5)%
Total Rainbow	264,666	245,619	7.8%	164,422	140,924	16.7%
Newsday	10,416	10,684	(2.5)%	(7,700)	(10,654)	27.7%
Other(c)	(102,591)	(78,527)	(30.6)%	(123,610)	(104,739)	(18.0)%
Total Cablevision	$1,949,764	$1,827,181	6.7%	$1,173,042	$1,001,258	17.2%

(a)                      Operating results of Madison Square Garden are included in discontinued operations for all periods presented as applicable.

(b)                     Includes News 12 Networks, VOOM HD Networks (domestic programming discontinued in January 2009), Sundance, IFC Entertainment, Rainbow Network Communications, Rainbow Advertising Sales Corp. and other Rainbow businesses.

(c)                      Includes unallocated corporate general and administrative costs and costs related to the acquisition of Bresnan Cable, in addition to the operating results of MSG Varsity (launched in September 2009), Clearview Cinemas and PVI Virtual Media.  In addition, 2009 amounts include costs historically allocated to Madison Square Garden that were not eliminated as a result of the MSG Distribution.

CABLEVISION SYSTEMS CORPORATION

SUMMARY OF OPERATING STATISTICS

(Unaudited)

CABLE TELEVISION

	September 30, 2010	June 30, 2010	September 30, 2009

Revenue Generating Units (in thousands)
Basic Video Customers	3,043	3,067	3,066
iO Digital Video Customers	2,921	2,926	2,888
Optimum Online High-Speed Data Customers	2,647	2,637	2,522
Optimum Voice Customers	2,129	2,120	2,001
Total Revenue Generating Units	10,740	10,750	10,477

Customer Relationships (in thousands)(a)	3,321	3,336	3,305

Homes Passed (in thousands)	4,867	4,853	4,803

Penetration
Basic Video to Homes Passed	62.5%	63.2%	63.8%
iO Digital to Basic Penetration	96.0%	95.4%	94.2%
Optimum Online to Homes Passed	54.4%	54.3%	52.5%
Optimum Voice to Homes Passed	43.7%	43.7%	41.7%

Revenues for the three months ended (dollars in millions)

Video(b)	$805	$814	$771
High-Speed Data	296	300	287
Voice	205	202	194
Advertising	36	33	28
Other(c)	24	23	23
Total Cable Television Revenue	$1,366	$1,372	$1,303

Average Monthly Revenue per Basic Video Customer (“RPS”)(d)	$149.04	$149.12	$141.03

(a)                      Number of customers who receive at least one of the company’s services.

(b)                     Includes analog, digital, PPV, VOD and DVR revenue.

(c)                      Includes installation revenue, NY Interconnect, home shopping and other product offerings.

(d)                     RPS is calculated by dividing average monthly cable television GAAP revenue for the quarter by the average number of basic video customers for the quarter.

RAINBOW

	September 30, 2010	June 30, 2010	September 30, 2009

Viewing Subscribers (in thousands)
AMC	89,300	88,500	86,900
WE tv	64,000	63,700	62,200
IFC	51,100	51,200	49,800
Sundance	39,100	39,000	34,000

CABLEVISION SYSTEMS CORPORATION

CAPITALIZATION AND LEVERAGE

(Dollars in thousands)

(Unaudited)

CAPITALIZATION

September 30, 2010

Cash and cash equivalents	$428,391

Bank debt	$5,156,342
Senior notes and debentures	5,612,794
Senior subordinated notes	324,007
Collateralized indebtedness	352,605
Capital lease obligations	52,958
Debt	$11,498,706

LEVERAGE

Debt	$11,498,706
Less: Collateralized indebtedness of unrestricted subsidiaries(a)	352,605
Cash and cash equivalents	428,391
Net debt	$10,717,710

Leverage Ratios(b)
Consolidated net debt to AOCF leverage ratio(a)(c)	4.1x
Restricted Group leverage ratio (Bank Test)(d)(e)	3.4x
CSC Holdings notes and debentures leverage ratio(d)(e)	3.4x
Cablevision senior notes leverage ratio(e)(f)	4.7x
Rainbow National Services notes leverage ratio(g)	2.7x

(a)                      Collateralized indebtedness is excluded from the leverage calculation because it is viewed as a forward sale of the stock of unaffiliated companies and the company’s only obligation at maturity is to deliver, at its option, the stock or its cash equivalent.

(b)                     Leverage ratios are based on face amount of outstanding debt.

(c)                      AOCF is annualized based on the third quarter 2010 results, as reported.

(d)                     Reflects the debt to cash flow ratios applicable under CSC Holdings’ bank credit agreement and senior notes indentures (which exclude Cablevision’s approximately $2.2 billion of senior notes and the debt and cash flows related to CSC Holdings’ unrestricted subsidiaries which are primarily comprised of Rainbow and Newsday).  The annualized AOCF (as defined) used in the Restricted Group leverage ratio and the CSC Holdings notes and debentures leverage ratio is $2.34 billion and $2.33 billion, respectively.

(e)                      Includes CSC Holdings’ guarantee of Newsday LLC’s $650 million senior secured credit facility.

(f)                        Adjusts the debt to cash flow ratio as calculated under the CSC Holdings notes and debentures leverage ratio to include Cablevision’s approximately $2.2 billion of senior notes plus the $754 million of senior notes Cablevision contributed to Newsday Holdings LLC.

(g)                     Reflects the debt to cash flow ratio under the Rainbow National Services notes indentures.  The annualized AOCF (as defined) used in the notes ratio is $429.3 million.

CABLEVISION SYSTEMS CORPORATION

CAPITAL EXPENDITURES

(Dollars in thousands)

(Unaudited)

CAPITAL EXPENDITURES

	Three Months Ended September 30,
	2010(a)	2009(a)

Consumer premise equipment	$75,738	$84,989
Scalable infrastructure	59,892	37,151
Line extensions	8,768	8,289
Upgrade/rebuild	5,164	5,541
Support	32,833	23,335
Total Cable Television	182,395	159,305
Optimum Lightpath	28,328	19,121
Total Telecommunications	210,723	178,426
Rainbow	7,120	4,404
Newsday	1,025	2,133
Other (Corporate, Theatres, MSG Varsity and PVI)	8,286	5,921
Total Cablevision	$227,154	$190,884

CAPITAL EXPENDITURES

	Nine Months Ended September 30,
	2010(a)	2009(a)

Consumer premise equipment	$242,660	$262,836
Scalable infrastructure	111,165	101,305
Line extensions	25,453	22,734
Upgrade/rebuild	13,752	14,181
Support	82,329	60,780
Total Cable Television	475,359	461,836
Optimum Lightpath	72,779	55,738
Total Telecommunications	548,138	517,574
Rainbow	12,706	8,835
Newsday	3,342	5,704
Other (Corporate, Theatres, MSG Varsity and PVI)	18,209	13,807
Total Cablevision	$582,395	$545,920

(a)                      Capital expenditures of Madison Square Garden, now reflected in discontinued operations, are not included in the table above.